Exhibit 15.5

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We have issued our report dated April 30, 2015 with respect to the financial statements of Zhongtianxin Science and Technology Co., Limited as of and for the year ended December 31, 2014 included in the Annual Report of Vimicro International Corporation on Form 20-F for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vimicro International Corporation on Forms S-8 (File No. 333-135914 and File No. 333-166829).

/s/ Grant Thornton

Beijing, People’s Republic of China

April 30, 2015